Exhibit 99.1

Investor Contact: Media Contact:	Erica McLaughlin (617) 342-6090 John Shea (617) 342-6254

CABOT CORPORATION TO ACQUIRE NORIT N.V., THE GLOBAL LEADER IN ACTIVATED CARBON
Acquisition Adds High-Margin, High-Growth Environmental and Purification Business

BOSTON (June 21, 2012)— Cabot Corporation (NYSE: CBT) entered into an agreement to purchase Norit N.V., the global leader in activated carbon from affiliates of Doughty Hanson & Co. Managers Limited and Euroland Investments B.V. for $1.1 billion, company officials announced today. The acquisition strengthens Cabot’s specialty chemicals portfolio with a non-cyclical, high growth and high margin business.

“Norit’s leading market position, unique technology and strong financial performance is an excellent fit with Cabot’s portfolio. This acquisition supports the ongoing transformation of our portfolio to a higher margin, less cyclical, specialty chemicals focused company,” said Cabot President and Chief Executive Officer, Patrick Prevost . “The acquisition of Norit is a natural extension of our core R&D and applications development competencies. Norit is the leader in purification and we are looking forward to the Norit team joining Cabot.”

Activated carbons are performance materials used in multiple high-end applications including environmental protection, air and water purification, food and beverages, pharmaceuticals and catalysts. Norit operates 10 manufacturing facilities throughout the Americas and Europe. It employs 760 people and provides the widest and most differentiated range of activated carbon products of any producer. Norit generated sales of $360 million and adjusted EBITDA of $92 million for the trailing twelve months ended December 31, 2011. The business has grown 12 percent annually since 2007 and will become an important component of Cabot’s growth strategy. Norit’s current chief executive officer, Ronald Thompson, will continue to lead the business.

“Norit’s differentiated products for high-end applications drive substantially higher margins relative to competition. Norit’s fundamental business performance generates EBITDA margins in excess of 25 percent and we expect annual revenue growth in the range of 10 percent to 12 percent,” said Cabot Chief Financial Officer, Eduardo Cordeiro. “We remain confident in our adjusted EPS target of $4.50 in 2014 from our base business, and the Norit acquisition will be incremental to that target.”

The estimated earnings per share accretion are expected to be in the range of $0.20 to $0.25 in fiscal year 2013 and $0.30 to $0.40 in fiscal year 2014, excluding one-time costs. Norit’s growth will significantly benefit from Cabot’s process engineering capability, broad geographic footprint, especially in emerging markets, and extensive material science expertise. Additionally, the transaction is expected to yield approximately $50 million of cash tax synergies related to net operating losses.

Cabot expects the acquisition to be financed with a combination of approximately $200 million of cash and $300 million of borrowings under its existing revolver. In addition, the company plans to issue approximately $600 million of long-term debt prior to closing. The transaction is expected to close within calendar year 2012 and is conditional upon Dutch works council consultation and advice and approval of the competition authorities in the U.S. and Germany.

J.P. Morgan is Cabot’s financial advisor for the transaction. Wachtell, Lipton, Rosen & Katz is Cabot’s legal advisor for the transaction, with De Brauw Blackstone Westbroek and Slaughter & May serving as Dutch and English counsel, respectively.

Conference Call
Cabot will host a live conference call today, June 21, 2012, at 8:30 a.m. Eastern Daylight Time to discuss the Norit transaction. Interested parties may listen to the conference call by dialing (888) 680-0894 and using access code 83298609. A webcast of the call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com. A presentation will be made available at the time of the call and can be accessed through Cabot’s investor relations website.

About Cabot
Cabot Corporation, headquartered in Boston, Massachusetts, is a global specialty chemicals and performance materials company. Cabot’s major products are carbon black, fumed silica, cesium formate drilling fluids, inkjet colorants and aerogels. The Company’s website address is: http://www.cabot-corp.com

About Norit
Norit is the leading provider of activated carbon and related services. With over 90 years of experience, Norit has grown to produce well over 150 different types of activated carbon products, enabling Norit to offer the most choices, precise fit and best performance for any application. Norit also offers activated carbon reactivation, carbon change out services, and both granular and powdered carbon systems and equipment.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release involving the Company that are not statements of historical fact are forward-looking statements and are subject to risks and uncertainties inherent in projecting future conditions, events and results. Such forward looking statements include statements regarding Cabot’s expectations pertaining to the timing of completion of the acquisition, the expected benefits of the acquisition and Cabot’s future financial performance, including expectations for growth. Such expectations are based upon certain preliminary information, internal estimates and management assumptions, expectations and plans. For a discussion of the risks and uncertainties that could cause results to differ from those expressed in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Use of Non-GAAP Financial Measure
The preceding discussion includes a discussion of our future expectations for adjusted EPS, which is a non-GAAP financial measures. In calculating adjusted EPS, we exclude from our net income per share from continuing operations certain items of expense and income that management does not consider representative of the Company’s ongoing operations. Adjusted EPS should be considered as supplemental to, and not as a replacement for, EPS determined in accordance with GAAP.